UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐    Preliminary Proxy Statement
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☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

BAKKT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Amendment to the Proxy Statement
For the Annual Meeting of Stockholders
To be Held on June 23, 2026

Explanatory Note

On April 30, 2026, Bakkt, Inc. (“Bakkt” or the “Company”) filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) for its annual meeting of stockholders to be held on June 23, 2026 (the “Annual Meeting”).

The Company is filing this amendment to the Proxy Statement (this “Amendment”) to (i) correct the number of outstanding shares of the Company’s Class A common stock as of the record date for the Annual Meeting, (ii) correct certain disclosures relating to director and officer compensation, including by replacing the disclosures under “Compensation Tables— Outstanding Equity Awards at Fiscal 2025 Year-End” and “Equity Compensation Plan Information—Pay Versus Performance” for the fiscal year ended December 31, 2025, and (iii) replace the form of proxy card included in the Proxy Statement.

This Amendment consists of the cover page, this explanatory note, revised and supplemental disclosure under the sections of the Proxy Statement identified below and the corrected form of proxy card. Except as specifically amended or supplemented by this Amendment, no other changes have been made to the Proxy Statement. This Amendment does not reflect events occurring after the date of the Proxy Statement and does not update any disclosures contained in the Proxy Statement to reflect facts or events occurring after the date of the Proxy Statement, except to the extent expressly set forth herein.

THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

The information in this Amendment should be read in conjunction with the Proxy Statement, which should be read in its entirety. Section references in the below disclosures are to sections in the Proxy Statement, and defined terms used but not defined herein have the meanings set forth in the Proxy Statement. To the extent the following information differs from or conflicts with the information contained in the Proxy Statement, the information set forth below shall be deemed to supersede the respective information in the Proxy Statement.

Amendments and Supplemental Disclosure

Proxy Statement

General Information Concerning Solicitation and Voting—Record Date

The second sentence under “Record Date” is amended and restated in its entirety as follows:

“On that date, the Company had outstanding 30,761,371 shares of Class A common stock (“Common Stock”), par value $0.0001 per share.”

Compensation Tables

The section below entitled “Outstanding Equity Awards at Fiscal 2025 Year-End” is inserted into the Proxy Statement and will replace the previous section under “Compensation Tables—Outstanding Equity Awards at Fiscal 2025 Year-End” in its entirety as follows:

Outstanding Equity Awards at Fiscal 2025 Year-End

Bakkt Opco Holdings, LLC (“Opco”), previously maintained a profits interests plan (the “Opco Plan”), for the award of Opco Incentive Units, through Opco Management, to participants, and Opco Participation Units, directly to participants. Awards of Opco Incentive Units included awards of common incentive units and preferred incentive units, each intended to represent a “profits interests” for U.S. tax purposes and each corresponded to incentive units of Opco Management issued by Opco Management to participants. The purpose of the Opco Plan was to promote the interests of Opco by attracting and retaining key employees, directors, independent contractors or other service providers of Opco and to enable such individuals to acquire an equity interest in and participate in the long-term growth and financial success of Opco. The profits interests represented a membership interest in Opco and entitled the holder to receive distributions in Opco once a specified threshold equity value of Opco had been reached, in each case as provided in the Opco operating agreement. The preferred incentive units are also entitled to disproportionate distributions once the participant’s applicable threshold equity value has been reduced to zero in order to “catch-up” such participant’s total distributions to its pro rata share. In fiscal 2025, the Company granted RSUs pursuant to the 2021 Plan, the Options pursuant to the Option Program and the Naheta Inducement Grant pursuant to NYSE Listing Rule 303A.08 and without stockholder approval. The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2025. The market value of the RSUs, the Options and the RSUs and PSUs subject to the Naheta Inducement Grant was calculated based on the NYSE closing price of the Common Stock on December 31, 2025 (the last trading day in fiscal 2025) of $10.04.

Option Awards							Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Akshay Naheta	1,308,757 (2)	0 (2)	0 (2)	$10.00				815,282 (6)	$8,185,431
Karen Alexander	26,510(3)	0 (3)	0 (3)	$10.00				50,299(7)	$504,299
Marc D’Annunzio	132,550(4)	0 (4)	0 (4)	$10.00				50,299 (8)	$504,299
Andrew A. Main (5)	-	-	-	-	-	-	-	-	-
(1)Each Option granted pursuant to the Option Program has an exercise price per share equal to $10.00.
(2)On July 29, 2025, Mr. Naheta was granted 1,342,282 Options pursuant to the Option Program, contingent on the Company’s stockholders’ approval, which was obtained on October 31, 2025. The Options are a commitment by Mr. Naheta to exercise a predetermined number of Options every quarter for eight quarters (the “Committed Options”) at an exercise price per share equal to $10.00. If Mr. Naheta does not exercise the Committed Options in any quarter, then all remaining Options will be forfeited. One-eighth of the Options will become exercisable each quarter (each, a “Quarterly Tranche”). The Committed Options will be exercisable over a two-day period in the applicable quarter (the “Exercise Period”); provided, that if the Exercise Period for a Quarterly Tranche occurs during a blackout period, then such Exercise Period shall instead be the next quarterly Exercise Period. If Mr. Naheta exercises the Committed Option portion, the remainder of that Quarterly Tranche (the “Optional Exercise Options”) will become exercisable for a period of one year. The Optional Exercise Option portion of any Quarterly Tranche will expire at the end of such one-year period. Notwithstanding the foregoing exercise schedule, following the first quarter after stockholder approval of the Options, any portion of the Options may be exercised earlier than the applicable quarter, provided that shares of Common Stock acquired on exercise of the Optional Exercise Options will be subject to a lock-up period so that the shares acquired on exercise may not be sold or transferred until the originally-scheduled exercise date. On November 12, 2025, the Mr. Naheta previously exercised his Committed Options for the first Quarterly Tranche in full, comprising 33,557 Options.
(3)On July 29, 2025, Ms. Alexander was granted 26,846 Options pursuant to the Option Program, contingent on the Company’s stockholders’ approval, which was obtained on October 31, 2025. The Options are a commitment by Ms. Alexander to exercise the Committed Options at an exercise price per share equal to $10.00. If Ms. Alexander does not exercise the Committed Options in any quarter, then all remaining Options will be forfeited. One-eighth of the Options will become exercisable in each Quarterly Tranche. The Committed Options will be exercisable over a two-day Exercise Period in the applicable quarter; provided, that if the Exercise Period for a Quarterly Tranche occurs during a blackout period, then such Exercise Period shall instead be the next quarterly Exercise Period. If Ms. Alexander exercises the Committed Option portion, the Optional Exercise Options will become exercisable for a period of one year. The Optional Exercise Option portion of any Quarterly Tranche will expire at the end of such one-year period. Notwithstanding the foregoing exercise schedule, following the first quarter after stockholder approval of the Options, any portion of the Options may be exercised earlier than the applicable quarter, provided that shares of Common Stock acquired on exercise of the Optional Exercise Options will be subject to a lock-up period so that the shares acquired on exercise may not be sold or transferred until the originally-scheduled exercise date.
(4)On July 29, 2025, Mr. D’Annunzio was granted 134,228 Options pursuant to the Option Program, contingent on the Company’s stockholders’ approval, which was obtained on October 31, 2025. The Options are a commitment by Mr. D’Annunzio to exercise the Committed Options at an exercise price per share equal to $10.00. If Mr. D’Annunzio does not exercise the Committed Options in any quarter, then all remaining Options will be forfeited. One-eighth of the Options will become exercisable in each Quarterly Tranche. The Committed Options will be exercisable over a two-day Exercise Period in the applicable quarter; provided, that if the Exercise Period for a Quarterly Tranche occurs during a blackout period, then such Exercise Period shall instead be the next quarterly Exercise Period. If Mr. D’Annunzio exercises the Committed Option portion, the Optional Exercise Options will become exercisable for a period of one year. The Optional Exercise Option portion of any Quarterly Tranche will expire at the end of such one-year period. Notwithstanding the foregoing exercise schedule, following the first quarter after stockholder approval of the Options, any portion of the Options may be exercised earlier than the applicable quarter, provided that shares of Common Stock acquired on exercise of the Optional Exercise Options will be subject to a lock-up period so that the shares acquired on exercise may not be sold or transferred until the originally-scheduled exercise date.
(5)Mr. Main resigned as Co-Chief Executive Officer and President of the Company, and as a member of our Board, effective August 11, 2025. In connection with Mr. Main’s departure, the Company and Mr. Main mutually agreed to terminate Mr. Main’s Executive Employment Agreement with the Company (the “Employment Agreement”), and entered into a release agreement (the “Release Agreement”), pursuant to which Mr. Main is entitled to receive the severance payments and benefits that he would otherwise be afforded upon an involuntary termination by the Company without “Cause”, as set forth in Section 9(a) of the Employment Agreement, subject to Mr. Main’s execution and non-revocation of a general release of claims against the Company (the “Severance Benefits”). The Severance Benefits included a full accelerated vesting of Mr. Main’s unvested restricted stock units (“RSUs”) and any unvested performance-based restricted stock units (“PRSUs”) for which actual performance achievement has already been certified as of the Separation Date, and (ii) Mr. Main’s unvested PRSUs will remain outstanding and eligible to vest based on actual performance achieved after completion of the performance period in accordance with the terms of such grants.
(6)Represents: 803,861unvested performance-based PSUs from a grant on March 18, 2025.
(7)Represents: 17,105 unvested time-based RSUs from a grant on March 20, 2025.
(8)Represents: 17,105 unvested time-based RSUs from a grant on March 20, 2025.

Equity Compensation Plan Information

The section below entitled “Pay Versus Performance” is inserted into the Proxy Statement and replaces the previous section under “Equity Compensation Plan Information—Pay Versus Performance” in its entirety as follows:
Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information regarding the “compensation actually paid” (as defined in Item 402(v) of Regulation S-K) to the Principal Executive Officer or “PEO” and to the Non-PEO NEOs (on an average basis) for 2025, 2024 and 2023. The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals.

Year	Summary Compensation Table Total for PEO Akshay Naheta ($)(1)	Compensation Actually Paid to PEO Akshay Naheta ($)(2)	Summary Compensation Table Total for PEO Andrew Main ($)(1)	Compensation Actually Paid to PEO Andrew Main ($)(2)	Summary Compensation Table Total for PEO Gavin Michael ($)(1)	Compensation Actually Paid to PEO Gavin Michael ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return ($)(5)	Net Loss (million) ($)(6)
2025	35,217,068	20,837,384	6,160,265	3,937,168	—	—	4,866,176	2,993,782	44	132.2
2024	—	—	7,341,350	12,908,963	3,852,381	(5,021,846)	1,123,841	1,332,676	83	103.4
2023	—	—	—	—	1,476,142	10,516,473	938,923	1,912,409	187	225.8

(1)
Mr. Michael was our PEO for the 2023 and 2024 fiscal years until his resignation effective March 25, 2024. Mr. Main was appointed as our PEO effective March 25, 2024 and served as such until his resignation, effective August 11, 2025. Mr. Naheta was appointed as our co-PEO effective on March 21, 2025 and as sole PEO effective on August 11, 2025. This column represents the amount of total compensation reported for our PEO for each corresponding year (a “Subject Year”) in the “Total” column of the Summary Compensation Table (“total compensation”). Please refer to the Summary Compensation Table in this proxy statement and/or the Summary Compensation Table in the proxy statement for fiscal 2024 and fiscal 2023.

(2)
This column represents the amount of “compensation actually paid” to our PEO as computed in accordance with Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the amounts disclosed for compensation actually paid reflect the adjustments listed in the table below made to the total compensation amounts reported in the Summary Compensation Table for our PEO by subtracting the value of equity awards reported in the Summary Compensation Table for the applicable Subject Year and adding (or subtracting, as applicable) the following for the applicable Subject Year: (i) the year-end fair value of any equity awards granted in the Subject Year that are outstanding and unvested as of the end of the Subject Year; (ii) for awards that are granted and vest in the Subject Year, the fair value as of the vesting date; (iii) the amount of change as of the end of the Subject Year (from the end of the prior fiscal year) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of the Subject Year; (iv) for awards granted in prior years that vest in the Subject Year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in the fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the Subject Year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in the Subject Year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the Subject Year.

The amounts added or subtracted to determine the adjusted amount for Akshay Naheta:

Year	Less: Value of Equity Awards Reported in the Summary Compensation Table	Plus: Year End Fair Value of Outstanding and Unvested Equity Awards Granted During the Applicable Subject Year	Plus: Vesting Date Fair Value of Equity Awards Granted and Vested During the Applicable Subject Year	Plus/ (Less): Year-Over-Year Change in Fair Value of Outstanding and Unvested Equity Awards at Year End Granted in Prior Years	Plus/ (Less): Change in Value of Equity Awards Granted in Prior Years and Vested During the Applicable Subject Year	Less: Fair Value at the End of the Prior Year of Equity Awards Forfeited During the Applicable Subject Year	Plus: Dividends or Other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Applicable Subject Year	Total Adjusted Equity Value
2025	$42,199,224	$12,839,793	$12,979,674	$—	$—	$—	$—	$(14,379,684)
2024	$—	$—	$—	$—	$—	$—	$—	$—
2023	$—	$—	$—	$—	$—	$—	$—	$—

The amounts added or subtracted to determine the adjusted amount for Andrew Main:

Year	Less: Value of Equity Awards Reported in the Summary Compensation Table	Plus: Year End Fair Value of Outstanding and Unvested Equity Awards Granted During the Applicable Subject Year	Plus: Vesting Date Fair Value of Equity Awards Granted and Vested During the Applicable Subject Year	Plus/ (Less): Year-Over-Year Change in Fair Value of Outstanding and Unvested Equity Awards at Year End Granted in Prior Years	Plus/ (Less): Change in Value of Equity Awards Granted in Prior Years and Vested During the Applicable Subject Year	Less: Fair Value at the End of the Prior Year of Equity Awards Forfeited During the Applicable Subject Year	Plus: Dividends or Other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Applicable Subject Year	Total Adjusted Equity Value
2025	$694,023	$—	$657,910	$—	$(952,584)	$2,203,118	$—	$(3,191,815)
2024	$6,709,357	$12,451,607	$—	$—	$(174,637)	$—	$—	$5,567,613
2023	$—	$—	$—	$—	$—	$—	$—	$—

The amounts added or subtracted to determine the adjusted amount for Gavin Michael:

Year	Less: Value of Equity Awards Reported in the Summary Compensation Table	Plus: Year End Fair Value of Outstanding and Unvested Equity Awards Granted During the Applicable Subject Year	Plus: Vesting Date Fair Value of Equity Awards Granted and Vested During the Applicable Subject Year	Plus/ (Less): Year-Over-Year Change in Fair Value of Outstanding and Unvested Equity Awards at Year End Granted in Prior Years	Plus/ (Less): Change in Value of Equity Awards Granted in Prior Years and Vested During the Applicable Subject Year	Less: Fair Value at the End of the Prior Year of Equity Awards Forfeited During the Applicable Subject Year	Plus: Dividends or Other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Applicable Subject Year	Total Adjusted Equity Value
2025	$—	$—	$—	$—	$—	$—	$—	$—
2024	$2,415,051	$2,891,774	$749,237	$—	$(6,904,151)	$3,196,036	$—	$(8,874,227)
2023	$698,035	$9,214,750	$—	$4,297,462	$(3,531,235)	$242,611	$—	$9,040,331

The amounts added or subtracted to determine the adjusted amount for our Non-PEO NEOs:

Year	Less: Value of Equity Awards Reported in the Summary Compensation Table	Plus: Year End Fair Value of Outstanding and Unvested Equity Awards Granted During the Applicable Subject Year	Plus: Vesting Date Fair Value of Equity Awards Granted and Vested During the Applicable Subject Year	Plus/ (Less): Year-Over-Year Change in Fair Value of Outstanding and Unvested Equity Awards at Year End Granted in Prior Years	Plus/ (Less): Change in Value of Equity Awards Granted in Prior Years and Vested During the Applicable Subject Year	Less: Fair Value at the End of the Prior Year of Equity Awards Forfeited During the Applicable Subject Year	Plus: Dividends or Other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Applicable Subject Year	Total Adjusted Equity Value
2025	$1,998,666	$853,383	$11,691	$(235,945)	$(312,550)	$190,308	$—	$(1,872,394)
2024	$558,824	$1,245,758	$—	$(213,994)	$(231,491)	$32,614	$—	$208,835
2023	$352,129	$1,163,168	$—	$542,464	$(360,813)	$19,204	$—	$973,486

(3)
For fiscal 2025, our Non-PEO NEOs were: Karen Alexander, Chief Financial Officer and Marc D’Annunzio, General Counsel and Secretary. For fiscal 2024, our Non-PEO NEOs were: Karen Alexander, Chief Financial Officer and Nicholas Baes, Chief Operating Officer. For fiscal 2023, our Non-PEO NEOs were: Karen Alexander, Chief Financial Officer, and Marc D’Annunzio, General Counsel and Secretary. This column represents the average of the amounts of total compensation reported for each Non-PEO NEO as a group for each Subject Year in the “Total” column of the Summary Compensation Table (“total compensation”). Please refer to the Summary Compensation Table in this proxy statement and/or the Summary Compensation Table in the proxy statement for fiscal 2024 and 2023.

(4)	This column represents the average of the amounts of “compensation actually paid” to our Non-PEO NEOs as computed in accordance with Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the amounts disclosed for compensation actually paid reflect the adjustments listed in the table above, using the same adjustment methodology described above in Note 2.
(5)	Calculated based upon the closing price of a share of Common Stock on the last day of fiscal 2023, fiscal 2024, and fiscal 2025, which prices were $55.75, $24.77, and $10.04, respectively.
(6)	The dollar amounts reported represent the amount of net loss reflected in our audited consolidated financial statements included in the Annual Report for the applicable year.

Description of Relationship between Compensation Actually Paid and Cumulative Company Total Shareholder Return

The compensation actually paid to our PEO, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, for Akshay Naheta was $20.8 million, $0, and $0 for fiscal 2025, fiscal 2024, and fiscal 2023, respectively, for Andrew Main was $3.9 million, $12.9 million, and $0 for fiscal 2025, fiscal 2024 and fiscal 2023, respectively, and for Gavin Michael was $0, $(5.0) million, and $10.5 million for fiscal 2025, fiscal 2024 and fiscal 2023, respectively. The average of the amounts of compensation actually paid to our Non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K, was $3.0 million, $1.3 million, and $1.9 million for fiscal 2025, fiscal 2024, and fiscal 2023, respectively. The cumulative total shareholder return of the Company, assuming an initial fixed $100 investment and computed in accordance with the requirements of Item 402(v) of Regulation S-K, was $44.22, $83.23, $187.32 for fiscal 2025, fiscal 2024, and fiscal 2023, respectively. Please see Note 5 above for additional information related to the computation of cumulative Company total shareholder return.

Description of Relationship between Compensation Actually Paid and Company Net Income (Loss)

The compensation actually paid to our PEO, as computed in accordance with the requirements of Item 402(v) of Regulation S-K, for Akshay Naheta was $20.8 million, $0, and $0 for fiscal 2025, fiscal 2024, and fiscal 2023, respectively, for Andrew Main was $3.9 million, $12.9 million and $0 for fiscal 2025, fiscal 2024, and fiscal 2023, respectively, and for Gavin Michael was $0, $(5.0) million, and $10.5 million for fiscal 2025, fiscal 2024, fiscal and fiscal 2023, respectively. The average of the amounts of compensation actually paid to the Non-PEO

NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K, was $3.0 million, $1.3 million, and $1.9 million for fiscal 2025, fiscal 2024, and fiscal 2023, respectively. The Company’s net loss, as computed in accordance with Item 402(v) of Regulation S-K and reflected in the Company’s audited financial statements for the applicable year, was $132.2 million, $103.4 million and $225.8 million for fiscal 2025, fiscal 2024, and fiscal 2023, respectively.

Form of Proxy Card
The form of proxy card previously filed with the Proxy Statement is hereby replaced in its entirety with the following corrected form of proxy card:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V71432-P29064 ! ! ! For All Withhold All For All Except For Against Abstain ! !! ! !! ! !! ! !! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. BAKKT HOLDINGS, INC. 10000 AVALON BOULEVARD, SUITE 1000 ALPHARETTA, GEORGIA 30009 2.&#9; To approve an amendment to the Company’s 2021 Omnibus Incentive Plan. 4.&#9; To approve an amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. BAKKT HOLDINGS, INC. &#9; Nominees: 1.&#9; Election of Class I Directors The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: 01)&#9; Michelle J. Goldberg 02)&#9; Akshay Naheta 03)&#9; Jill Simeone 3.&#9; To approve an amendment of the Company's Certificate of Incorporation to provide for officer exculpation as permitted by Delaware law. 5.&#9; To approve, on a non-binding advisory basis, of the compensation of our named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal: 6.&#9; To approve, on a non-binding advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers. 3 Years1 Year 2 Years Abstain ! !!! VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BKKT2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V71433-P29064 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report on Form 10-K are available at www.proxyvote.com. BAKKT HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 10, 2025 10:00 AM EASTERN TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Andrew Main, Akshay Naheta, Marc D’Annunzio and Karen Alexander, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) any of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class V Common Stock of BAKKT HOLDINGS, INC. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held virtually via a live webcast at www.virtualshareholdermeeting.com/BKKT2025 on June 10, 2025 at 10:00 a.m. Eastern Time, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side